Enterprise CPAs, Ltd.
Certified Public Accountants
209 West 23rd Street, Suite 2
Chicago, IL 60616
Telephone (312) 326-3412

To the Board of Directors
Flurida Group, Inc.

We hereby consent to the incorporation in this Registration Statement on Form SB-2 of our report dated May 25, 2008 for the consolidated balance sheets of Flurida Group, Inc. and Subsidiary Companies as of December 31, 2007, and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for year ended December 31, 2007, and the period December 19, 2006 (date of inception) through December 31, 2006.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Certified Public Accountants
Chicago, IL

May 26, 2008